Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-06199, 333-34019, 333-99311, and 333-128274 on Form S-8, of our report dated February 9, 2006, relating to the consolidated financial statements of Matrixx Initiatives, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, included in the 2005 Annual Report on Form 10-K of Matrixx Initiatives, Inc.
/s/ Mayer Hoffman McCann, P.C.
MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
March 13, 2006